Chembio Presenting DPP® Syphilis at ISSTDR Congress
DPP® HIV, Hepatitis-C & HIV-Hepatitis Combination Oral Fluid Tests in
CDC Study

MEDFORD, N.Y (June 29, 2009).  Chembio Diagnostics, Inc. (OTCBB: CEMI) will present a scientific poster June 30, 2009 describing the performance and other features of its recently completed DPP® Syphilis Screen & Confirm point-of-care test.  The poster will be presented at the 18th International Society for Sexually Transmitted Disease Research (ISSTDR) Congress in London, England by Javan Esfandiari, Chembio’s Senior Vice President of Research & Development.

Chembio has developed the first dual non-treponemal & treponemal POC syphilis test. Utilizing the Company’s patented Dual Path Platform technology, DPP® Syphilis Screen & Confirm permits the simultaneous yet separate detection of both markers at the point-of-care, providing more conclusive evidence, at the point-of-care, of active, untreated disease as compared with current methods, and thereby enabling diagnosis and treatment in a single visit to a clinic. The test therefore represents a considerable advance in diagnosis, as well as in time-to-result and ease of use.

The rate of primary and secondary (P&S) syphilis reported in the United States increased during 2000-2007. In 2007, P&S syphilis cases reported to the United States Centers for Disease Control (CDC) increased 17.5%, and the rate of P&S  syphilis in the United States increased 15.2% in 2007 (3.8 cases per 100,0000), from 2006 (3.3 cases per 100,000). Syphilis remains a significant global public health problem with WHO estimating 12 million new cases of the disease worldwide each year, including 100,000 per year in the United States and 140,000 per year in Western Europe. Standard diagnosis of syphilis in the US employs two separate central laboratory-based non-treponemal screening tests (RPR, VDRL), followed by  a more specific confirmatory treponemal assay.

The test has been developed pursuant to a Cooperative Research & Development Agreement that Chembio entered with the CDC in 2006, as has been previously reported.  Chembio has provided tests for evaluation in an international study being sponsored by the World Health Organization to qualify the product for certain procurement programs, and it is preparing for studies to commercialize this product for commercialization in the United States, Europe and other markets around the world.

ISSTDR was formed in 1977 to strengthen research in sexually transmitted infections. The meetings have been held regularly over the last 30 years, mostly every two years, and have become the most important forum for presentation and discussion of recent findings in this field.  Information concerning the ISSTDR conference can be accessed at  www.isstdrlondon2009.com. Material being presented at the Congress by Chembio will be available soon on Chembio’s web site.

DPP® Tests for HIV and Hepatitis-C in CDC Study

Chembio also announced today that the Centers for Disease Control and Prevention (CDC) in the United States has selected the Company's DPP® HIV, Hepatitis-C (HCV) and its combination HIV/HCV tests to be a part of a program entitled "Opportunity to Collaborate in the Evaluation of Rapid Diagnostic Tests for HIV and HCV".   Each of these products is a qualitative rapid anti-body detection test that can use oral fluid samples or the full matrix of blood samples and all are designed  with Chembio’s patented dual path platform technology.

This program of the National Center for HIV/AIDS, Viral Hepatitis, STD, and TB Prevention (NCHHSTP) at the Centers for Disease Control and Prevention (CDC) of the Department of Health and Human Services (DHHS) is arranging for evaluations done in laboratories and in the field to determine the viability of rapid tests for use in screening and/or diagnosis of HIV and HCV in the United States. A number of rapid tests will be evaluated as part of the program, however Chembio’s HIV/HCV will be the only combination test that is designed for point-of-care setting or that can be run on oral fluid or finger stick whole blood samples.  The results of this study will be useful in the Company’s efforts to finalize the design of the HCV products.

About DPP®

The Dual Path Platform immunoassay is a recent innovation in the field of rapid testing for which Chembio received a US patent in 2007. DPP® technology employs two separate and distinct membrane strips, one for the sample migration and one for the test reagents. This unique dual-flow design allows for improved control and management of the sample flow. As a result, the immunological reaction is more efficient than lateral flow tests based upon studies performed by Chembio.

About Chembio Diagnostics
Chembio Diagnostics, Inc., through its wholly-owned subsidiary Chembio Diagnostic Systems, Inc., develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and Chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP®) technology which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

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